UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 1, 2021

RIDESHARE RENTAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39132	81-3028414
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

433 N. Camden Drive, Suite 600 Beverly Hills, California	90210
(Address of registrant’s principal executive offices)	(Zip code)

(310) 926-2643

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
None.	None.	None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth in the fourth and fifth paragraphs of Item 8.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 8.01 Other Events.

On February 3, 2021, X, LLC, a Delaware limited liability company (“X LLC”), holder of the largest number of issued and outstanding shares of common stock, par value $0.000001 per share (the “Common Stock”), of Rideshare Rental, Inc., a Delaware corporation (the “Company”), entered into a purchase and sale agreement (the “Agreement”) with Acuitas Group Holdings, LLC, a California limited liability company (“Acuitas”), and Acuitas’ wholly-owned subsidiary, Crede Capital Group, LLC, a Delaware limited liability company (“Crede”).

Upon the closing of the Agreement, and pursuant to its terms and conditions, X LLC will sell, transfer and assign to Acuitas 6,000,000 shares of Common Stock, or approximately seventy-two percent (72%) of its holding as of the filing date, in consideration of all of Acuitas’ right, title, and interest in and to all of the membership interests of Crede. As part of the consideration, X LLC will also transfer to Aquitas 238 membership interests in PDQ Pickup, LLC, a Delaware limited liability company (“PDQ”), which membership interests represent twenty percent (20%) of the outstanding equity of PDQ. X LLC will become the sole member of Crede, whose principal asset is a 1988 McDonnell Douglas MD87 aircraft.

Upon closing, the transaction described herein, in combination with Acuitas’ current holdings and an additional 825,000 shares of Common Stock that the Company has agreed to issue to Acuitas at the same time as the closing, will result in Acuitas having beneficial ownership of 10,055,512 shares of Common Stock, or approximately 30.6% of the issued and outstanding Common Stock, which will make it the Company’s largest shareholder. Mr. Terren Peizer, chairman and sole member of Aquinas, will have voting and dispositive power over these shares.

The Agreement provides that Mr. Ramy El-Batrawi, chief executive officer of the Company (“CEO”), will resign from that position, and will also resign as a director of the Company, in each case effective as of the closing. At the closing, Mr. Stephen M. Sanchez, the managing member of PDQ and the current chairman of the Company’s board of directors (the “Board”), will succeed Mr. El-Batrawi as CEO. Mr. Sanchez will, upon the assumption of his duties as CEO, resign as Board chairman but will remain on the Board as a non-independent director. As of the closing, Mr. Peizer will join the Board as its new executive chairman.

On February 1, 2021, the Board, at a special meeting held telephonically, acting pursuant to Article VI, Sections 1 and 2 of the Company’s By-Laws, voted unanimously to accept Mr. El-Batrawi’s resignation as CEO and Mr. Sanchez’s resignation as Board chairman, and to appoint Mr. Sanchez and Mr. Peizer as Mr. El-Batrawi’s and Mr. Sanchez’s respective successors, in all cases effective as of the closing under the Agreement. On February 3, 2021, the Board voted, pursuant to the Agreement, to expand its size to seven members, with three of those members (in addition to Mr. Peizer) to be proposed by Mr. Peizer and agreed and approved by both Mr. Peizer and the directors serving on the Board, and appointed in accordance with the Company’s By-Laws, effective as of the closing.

Each of the parties to the Agreement has made certain representations and warranties, and entered into certain covenants, that are customary for a transaction of this nature. The Agreement is expected to close on or around February 15, 2021, subject to the satisfaction of certain customary closing conditions.

A press release announcing the Agreement and the resulting changes to the Company’s executive leadership, issued by the Company on the date hereof, is filed herewith as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release dated February 4, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 4, 2021	RIDESHARE RENTAL, INC.

	By:	/s/ Ramy El-Batrawi
	Name:	Ramy El-Batrawi
	Title:	Chief Executive Officer